Exhibit 10.12.1

February 28, 2019

Heidelberg Pharma Research GmbH

Schriesheimer Strasse 101

D-68526 Ladenburg

Germany

Dear Dr. Linssen,

As the Joint Steering Committee (“JSC”) previously agreed at the JSC Meeting on February 5, 2019, in consideration for their ongoing collaboration and progress under the ERDOLA, Magenta Therapeutics, Inc. (“Magenta”) and Heidelberg Pharma Research GmbH (“HDPR”) hereby seek to extend the term for the supply for Amanitin Toxin Construct pursuant to Section 6.1.1(a) of the Exclusive Research, Development Option and License Agreement by and between Magenta and HDPR, effective as of March 1, 2018 (“ERDOLA”).

Effective as of the date first set forth above, Magenta and HDPR hereby agree to amend and restate the last sentence of Section 6.1.1(a) of the ERDOLA as follows:

“For this purpose, and as more fully set forth in the Research Plan, HDPR will manufacture and deliver to MAGENTA up to 1g of Amanitin Toxin Construct during the fifteen (15) month period immediately following the Effective Date, which could include one (1) or more Linkers or toxins, as specified in the Research Plan.”

HDPR will not invoice Magenta for any fees or costs in connection with any Amanitin Toxin Construct delivered to Magenta pursuant to Section 6.1.1(a) of the ERDOLA, as amended and restated hereto.

This letter shall not amend or otherwise affect any other terms or obligations under the ERDOLA.

MAGENTA THERAPEUTICS, INC.

/s/ Christina lsacson
Name:	Christina lsacson
Title:	Chief Business Officer

Acknowledged and agreed:

HEIDELBERG PHARMA RESEARCH GMBH

/s/ Dr. Jan Schmidt-Brand
Name:	Dr. Jan Schmidt-Brand
Title:	Chief Executive Officer